UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

FARADAY FUTURE INTELLIGENT ELECTRIC INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Filed by Faraday Future Intelligent Electric Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Faraday Future Intelligent Inc.

Commission File No.: 001-39395

The following is the text of a press release issued by Faraday Future Intelligent Electric Inc. on July 2, 2026:

Faraday Future Plans to Hold a Special Meeting of Stockholders on August 12 to Seek Approval of Key Proposals; Enhances the Execution of Its FF EAI Robot World

●	From March through June, cumulative shipments of FF EAI robots reached 242 units, exceeding the original target of 220 units. The Company has raised its full-year shipment target again from 1,500 to 2,000 units.

●	The Company has attracted significant attention from the robotics industry, future partners, customers, developers, and coverage in multiple top-tier media outlets as it recently showcased the complete lineup for the Six-Series full-form FF EAI Robot World, launched its new mobile manipulator, completed the second-half launch of the all-new Futurist, and gave a preview of FF’s EAI Robotics Industrial Ecosystem.

●	The approval of the Private Placement Proposal will help the Company meet its contractual obligations and help support the EAI Robotics capacity ramp-up. The Company targets to improve its cash flow structure through scalable deliveries with positive product gross margin, gradually shifting from financing-driven to operating cash flow-driven.

LOS ANGELES, July 2, 2026 -- Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future,” “FF” or the “Company”), a California-based global Embodied AI (EAI) ecosystem company, today announced that it plans to hold a Special Meeting of stockholders (the “Special Meeting”) on August 12, 2026, to seek approval for proposals aimed at supporting the Company’s Global EAI Robotics World strategic execution and long-term growth.

The Company’s Board of Directors (the “Board”) urges all stockholders to vote FOR all proposals.

Proposal Highlights:

1.	Private Placement Proposal

Approval of the issuance of Common Stock to the holders of certain convertible notes, in accordance with Nasdaq Listing Rule 5635(d).

Approval of the Private Placement Proposal would help the Company meet its contractual obligations and support future capital raising efforts, driving business growth and enhancing stockholder value.

2.	Name Change Proposal

Approval of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to change the Company’s name from Faraday Future Intelligent Electric Inc. to Faraday Future Physical AI Ecosystem Inc.

The proposed name change reflects the Company’s strategic evolution and increased focus on integrating artificial intelligence (AI) into its core technologies, including EAI Device systems, EAI Brain and user experiences. The new name aligns with the Company’s vision and the Company’s ticker symbol, FFAI, reinforcing a unified brand identity.

3.	Adjournment Proposal

To approve one or more adjournments of the Special Meeting by the Company from time to time to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Special Meeting to approve one or more Proposals at the time of such adjournment or if otherwise determined by the chairperson of the Special Meeting to be necessary or appropriate

Business Update

●	By building a “Three-in-One ecosystem” of “Device, Data, and Brain & Open-Source and Open Developer Platform,” the Company aims to create an evolutionary flywheel, with the goal of maximizing commercial value.

●	FF has now launched its full-form EAI Robot World spanning six major product series; launched the world’s first Three-in-One EAI Robotics Education Ecosystem Strategy, debuted the all-new Futurist humanoid robot and FX Navi quadruped robot, FF Faber, the first industrial-grade EAI mobile manipulator series and previewed FF’s industrial ecosystem strategy.

●	These products and new strategic direction will further showcase FF’s latest progress across multi-form robotics, device capabilities, real-world applications, and ecosystem development.

●	From March through June, cumulative shipments of FF EAI robots reached 242 units, exceeding the original target of 220 units. The Company has raised its full-year shipment target again from 1,500 to 2,000 units.

The approval of the Private Placement Proposal will help the Company meet its contractual obligations to support its Robotics capacity ramp-up. The Company targets to improve its cash flow structure through scalable deliveries with positive product gross margin, gradually shifting from financing-driven to operating cash flow-driven.

Additional details regarding the proposals to be voted on at the Special Meeting can be found in the preliminary proxy statement, which the Company has filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2026. Stockholders are encouraged to read the proxy materials carefully.

Meeting Details

The Special Meeting is currently scheduled to be held on August 12, 2026, at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/FFAI2026SM2

ABOUT FARADAY FUTURE

Founded in 2014, Faraday Future (FF) is a U.S.-based Physical AI ecosystem company dedicated to reshaping the future of robotics and mobility solutions through AI innovation and technologies. FF focuses on two major product strategies within the Embodied AI (EAI) robotics business: EAI humanoid and bionic robots, and EAI automotive-focused robots. By building a Three-in-One ecosystem of “Device, Data, EAI Brain & Open-Source and Open Platform,” FF aims to create an evolutionary flywheel: scaled device delivery, data collection and training, continuous evolution of the EAI Brain, stronger product capability, and even larger-scale delivery and deployment. Through this flywheel, FF seeks to maximize its commercial value and lead to the advancement of Physical AI. For more information, please visit Faraday Future’s official website: https://www.ff.com/

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding FF’s entry into the embodied AI robotics market and future deliveries, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors that may affect actual results or outcomes include, among others: demand for our robotics products; competition in the robotics industry, which includes companies with far superior experience, funding and name recognition; our reliance on a single OEM for most of our robotics products; our ability to get the planned robotics products to comply with all applicable U.S. rules and regulations; the ability of the robotics OEM to timely supply robotics to the Company; the ability of the Company to adequately insure its robotics products; tariff uncertainty for imported products, particularly from China; the ability of the U.S. Department of Commerce to review, condition, or prohibit robotics-related transactions with a China OEM; demand from automobile dealers for robotics products; the Company’s ability to maintain its listing on Nasdaq; the Company’s ability to timely regain compliance with Nasdaq’s minimum bid requirement; the possibility of the Company’s common stock being suspended from trading on Nasdaq if its closing price is $0.10 or less for 10 consecutive trading days; the availability of sufficient share capital to execute on its strategy, which the Company currently lacks; the agreement of stockholders to substantially increase the Company’s share capital, which could result in substantial additional dilution; the Company’s ability to homologate FX vehicles for sale; the Company’s ability to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure an occupancy certificate for its Hanford facility; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and robots and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and robots and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026, and Form 10-K filed with the SEC on March 31, 2026, and other documents filed by the Company from time to time with the SEC.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposals to be submitted to FF stockholders at its Special Meeting, among other proposals, approval to the Private Placement Proposal and Name Change Proposal. In connection with the proposals, the Company filed a preliminary proxy statement with the SEC on July 2, 2026 (the “Proxy Statement”), in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to Private Placement Proposal, Name Change Proposal, Adjournment Proposal, and other matters described therein. The definitive proxy statement is expected to be mailed to the Company’s stockholders on or around July 15, 2026. The Proxy Statement includes information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies in connection with the Private Placement Proposal and Name Change Proposal. Before making any voting decision, investors and security holders of the Company are urged to read the Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection therewith as they become available because they contain important information about these proposals.

Investors and security holders can obtain free copies of the Proxy Statement and all other relevant documents the Company has filed or will file with the SEC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at https://www.ff.com/ or by written request to Faraday Future Intelligent Electric at 1990 E Grand Ave, El Segundo, CA 90245.

Participants in the Solicitation

Certain representatives of FF Global Partners Investment LLC (“FFGP”), formerly FF Top Holding LLC (“FF Top”), and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), may be deemed to be participants in the solicitation of proxies from FF’s stockholders in connection with the Share Authorization Proposal and other matters described in the Proxy Statement. Investors may obtain additional information regarding the interest of FF and its directors and executive officers by reading the Proxy Statement relating to the special meeting. You may obtain free copies of these documents as described in the preceding paragraph.

Certain representatives of FFGP, and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), are additional participants in the solicitation of proxies in connection with the Share Authorization Proposal, and other matters as described in the Proxy Statement. Information regarding the direct and indirect interests in the Company, by security holdings or otherwise, of FF Global, FF Top and the FF Top Representatives will be included in the definitive proxy statement on Schedule 14A for the Special Meeting.

No Offer or Solicitation of Securities

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities of FF, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACTS:

Investors (English): ir@ff.com

Investors (Chinese): cn-ir@ff.com

Media: john.schilling@ff.com

4